Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, March 16th at 5:00 p.m. EST

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/757-8529 or 212/231-2902 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21415118 (through March 23)

Carmike Cinemas Reports 10 Percent Q4 Theatre Level Cash Flow Increase

COLUMBUS, GA – March 16, 2009 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading 3D motion picture exhibitor, today reported results for the fourth quarter and year ended December 31, 2008, as summarized below.

SUMMARY FINANCIAL DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2008	2007	2008	2007
Total revenue	$117.4	$115.7	$474.4	$484.0
Operating (loss) income	(25.2)	(56.0)	(0.6)	(24.0)
Interest expense, net	9.7	12.3	40.7	47.8
Theatre level cash flow (1)	24.9	22.6	91.7	99.7
Adjusted net income (loss) excluding impairment charges and non-cash tax expense (1)	1.7	(4.7)	(4.9)	(7.4)

	December 31, 2008	December 31, 2007
Total debt	$392.3	$421.7
Net debt (1)	$381.4	$399.7

(1)	Theatre level cash flow, adjusted net income (loss) excluding impairment charges and non-cash tax expense, and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow to operating income and adjusted net income (loss) excluding impairment charges and non-cash tax expense to net income for the three and twelve months ended December 31, 2008 and 2007, as well as a schedule of total debt and net debt, are included in the supplementary tables accompanying this news announcement.

“We finished 2008 with a solid fourth quarter, highlighted by a 10 percent increase in theatre level cash flow, compared to the year-ago quarter,” stated Carmike Cinemas Chairman David Passman. “Although the domestic economy continues to be challenged, Carmike and the exhibition industry as a whole have demonstrated our resilience.

Our adjusted net income improved by $6.4 million in the fourth quarter of 2008 as compared to the same period in 2007. Our adjusted net income for the three months ended December 31, 2008 was $1.7 million, excluding $36.3 million of impairment charges. Our adjusted net loss for the three months ended December 31, 2007 was $4.9 million, excluding impairment charges of $63.6 million. The impairments are non-cash charges to earnings and did not affect the Company’s liquidity or cash flows from operating activities.

Carmike Cinemas, 3/16/09	page 2

“We are pleased with the positive response throughout our circuit to 3D films. Over the past few years Carmike has converted 2,157 of our screens to digital cinema and built a leadership position in 3D installations. As a result, Carmike now has the largest installed base of 3D screens of any domestic exhibitor. We believe we are well positioned to benefit from a growing pipeline of high profile 3D content planned for 2009 and beyond.”

Theatre Performance Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Average theatres	250	268	256	277
Average screens	2,283	2,365	2,309	2,401
Average attendance per screen	5,289	5,353	21,598	22,949
Average admissions per patron	$6.45	$6.19	$6.32	$5.89
Average concessions/other per patron	$3.27	$3.05	$3.24	$3.06
Total attendance (in thousands)	12,077	12,659	49,872	55,089

Carmike’s Chief Financial Officer Richard Hare stated, “Our per patron revenue rose year-over-year during the fourth quarter due to price increases implemented during the year and 3D premium pricing. In aggregate, theatre patrons spent an average of $9.72 per visit during the fourth quarter, up over five percent versus the prior year period. Our average per patron combined revenue for the full year rose to $9.56, with average admissions rising 7.3 percent to $6.32, and average concessions/other finishing the twelve-month period at $3.24, a 5.9 percent year-over-year increase. The per patron metric increases we achieved during the fourth quarter offset a modest 1.2 percent decline in average per screen attendance, with revenues rising 1.5 percent to $117.4 million, versus $115.7 million in the 2007 fourth quarter.

“On the expense side, we once again achieved a significant reduction in total general and administrative expenses, which fell 9.6 percent in the 2008 fourth quarter. For the full year, G&A declined 10.8 percent, compared to prior year levels. Our expense savings combined with a 14.8 percent drop in our annual interest expense, enabled us to reduce bank debt over 9 percent and make a voluntary $10 million bank debt pre-payment in December. We finished the year with $273.5 million in outstanding bank debt, and no borrowings on our $50 million revolving credit facility. We were in compliance with our debt covenant financial ratios at December 31, 2008 and importantly, during the fourth quarter of 2008, both of our debt covenant financial ratios improved compared to third quarter 2008 levels.”

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Carmike Cinemas, 3/16/09	page 3

Supplemental Financial Measures

Theatre level cash flow, total debt, adjusted net income and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted net income is defined as net income (loss) plus impairment of long-lived assets, impairment of goodwill and non-cash income tax expense. Carmike defines theatre level cash flow as operating (loss) income plus impairment of goodwill, impairment of long-lived assets, general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3D cinema deployments and one of the nation’s largest motion picture exhibitors. As of December 31, 2008, Carmike had 250 theatres with 2,287 screens in 36 states. Carmike’s digital cinema footprint reaches 2,157 screens, of which 452 were also equipped with 3D capability. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations, and future performance are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance, the 3D release schedule, fiscal year 2009 performance and our strategies and operating goals, including our operating performance improvement plan and expectations regarding leverage. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information.

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Carmike Cinemas, 3/16/09	page 4

The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500	706/576-3416
ckec@jcir.com

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Carmike Cinemas, 3/16/09	page 5

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Admissions	$77,851	$77,438	$313,637	$318,642
Concessions and other	39,523	38,230	160,766	165,316

Total operating revenues	117,374	115,668	474,403	483,958
Operating costs and expenses:
Film exhibition costs	40,605	42,542	171,845	175,514
Concession costs	4,004	3,821	17,340	17,230
Other theatre operating costs	47,846	46,683	193,562	191,499
General and administrative expenses	4,482	4,959	19,357	21,690
Depreciation and amortization	9,605	10,149	37,763	39,786
(Gain) loss on sale of property and equipment	(309)	(100)	(1,369)	(1,354)
Impairment of goodwill	—	38,240	—	38,240
Impairment of long-lived assets	36,316	25,354	36,479	25,354

Total operating costs and expenses	142,549	171,648	474,977	507,959

Operating loss	(25,175)	(55,980)	(574)	(24,001)
Interest expense	9,744	12,314	40,719	47,794
Gain on sale of investments	(225)	—	(451)	(1,700)

Loss before income taxes and discontinued operations	(34,694)	(68,294)	(40,842)	(70,095)
Income tax expense (benefit)	363	—	363	55,903

Loss before discontinued operations	(35,057)	(68,294)	(41,205)	(125,998)
Income (loss) from discontinued operations	426	(1)	(186)	(892)

Net loss available for common stockholders	$(34,631)	$(68,293)	$(41,391)	$(126,890)

Loss from continuing operations	$(2.77)	$(5.40)	$(3.25)	$(10.00)
Income (loss) from discontinued operations	$0.04	$0.00	$(0.02)	$(0.07)

Basic / Diluted	$(2.73)	$(5.40)	$(3.27)	$(10.07)

Weighted average shares outstanding
Basic	12,667	12,650	12,661	12,599

Diluted	12,667	12,650	12,661	12,599

Dividends declared per share	$—	$0.175	$0.35	$0.70

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Carmike Cinemas, 3/16/09	page 6

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW (Unaudited)

($ in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating loss	$(25,175)	$(55,980)	$(574)	$(24,001)
Impairment of goodwill	0	38,240	0	38,240
Impairment of long-lived assets	36,316	25,354	36,479	25,354
Loss on sale of property and equipment	(309)	(100)	(1,369)	(1,354)
General and administrative expenses	4,482	4,959	19,358	21,690
Depreciation and amortization	9,605	10,149	37,763	39,786

Theatre level cash flow	$24,919	$22,622	$91,656	$99,715

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	December 31,	December 31,
	2008	2007
Bank debt	$273,516	$301,544
Capital leases and long-term financing obligations	118,734	120,169

Total debt	392,250	421,713
Less cash and cash equivalents	(10,867)	(21,975)

Net debt	$381,383	$399,738

RECONCILIATION OF ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$(34,631)	$(68,293)	$(41,391)	$(126,890)
Impairment of long-lived assets	36,316	25,354	36,479	25,354
Impairment of goodwill	0	38,240	0	38,240
Non-cash income tax expense	0	0	0	55,903

Net income (loss), excluding impairment charges and non-cash tax expense	$1,685	$(4,699)	$(4,912)	$(7,393)

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